EXHIBIT 99.1

Contact:	Phil Gee
480/693-5729

FOR IMMEDIATE RELEASE

AMERICA WEST REPORTS RECORD JUNE TRAFFIC

     PHOENIX, July 1, 2005 — America West Airlines (NYSE:AWA) today reported traffic statistics for the month of June, second quarter and year-to-date 2005. Revenue passenger miles (RPMs) for June 2005 were a record 2.2 billion, an increase of 4.1 percent from June 2004. Capacity for June 2005 was a record 2.6 billion available seat miles (ASMs), up 0.2 percent from June 2004. The passenger load factor for the month of June was a record at 83.6 percent versus 80.5 percent in June 2004.

     For the second quarter, America West reported record RPMs of 6.4 billion, an increase of 8.0 percent over the second quarter of 2004, and ASMs were a record 7.8 billion, an increase of 2.7 percent over the prior year period. America West also reported record year-to-date RPMs of 12.1 billion, ASMs of 15.1 billion and a load factor of 80.1 percent.

     “We posted significant year-over-year improvements in unit revenue during June, which were driven by our record load factor and double-digit growth in yield. We are encouraged to see strong customer demand that is translating into significant revenue increases for America West. Fortunately, the company’s continued strong revenue performance is helping to mitigate the impact of higher fuel costs,” remarked Scott Kirby, executive vice president, sales and marketing.

     The following summarizes America West’s June, second quarter and year-to-date traffic results for 2005 and 2004:

	June 2005	June 2004	% Change
Revenue Passenger Miles (000)	2,162,641	2,078,403	4.1
Available Seat Miles (000)	2,587,011	2,581,953	0.2
Load Factor (percent)	83.6	80.5	3.1	pts.
Enplanements	1,961,510	1,859,682	5.5

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	2Q 2005	2Q 2004	% Change
Revenue Passenger Miles (000)	6,386,594	5,915,491	8.0
Available Seat Miles (000)	7,755,377	7,552,525	2.7
Load Factor (percent)	82.4	78.3	4.1	pts.
Enplanements	5,753,937	5,343,126	7.7

	YTD 2005	YTD 2004	% Change
Revenue Passenger Miles (000)	12,057,637	11,221,568	7.5
Available Seat Miles (000)	15,056,538	14,904,254	1.0
Load Factor (percent)	80.1	75.3	4.8	pts.
Enplanements	10,926,100	10,240,675	6.7

     Also for June, the airline will report to the Department of Transportation that its domestic on-time performance was 80.8 percent and its completion factor was 99.0 percent.

     For additional information regarding the airline’s current cost per available seat mile (CASM) guidance, fuel hedging positions, and estimated capital expenditures for 2005, please visit the investor relations update, which is located in the “About AWA” section of the airline’s Web site at www.americawest.com. The investor relations update page also includes current distribution percentages (information on the airline’s distribution channels) and fleet plan through 2007.

     Approximately 60,000 customers upgrade their low-fare experience every day when they get on board America West. The airline’s 14,000 employees are proud to offer a range of services including more destinations than any other low-cost carrier, first-class cabins, assigned seating, airport clubs and an award-winning frequent flyer program. America West operates more than 900 flights daily to 94 destinations in the U.S., Canada, Mexico and Costa Rica. This press release and additional information on America West can be accessed at www.americawest.com. (AWAT)

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause America West’s actual results and financial position to differ materially from these statements. These forward looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “intend,” “plan,” “predict,” and similar terms used in connection with statements regarding our outlook, expected fuel costs, the RASM environment, and our expected 2005 financial performance. The risks and uncertainties relating to forward looking statements include, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; limitations on our ability to obtain additional financing due to high levels of debt and the financial and other covenants in our debt instruments; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the ability to attract and retain qualified personnel; the cyclical nature of the airline industry; competitive practices in the industry, including significant fare restructuring activities by major airlines; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.
-AWA-